Exhibit 99.6

Unaudited Pro Forma Condensed Combined Financial Data

The following sets forth certain unaudited pro forma condensed combined financial data of Performant Financial Corporation (referred to herein as “we,” “us,” our,” the “Company” or “Performant”), and Premier Healthcare Exchange, Inc., (“PHX”), after giving effect to (i) the completion of the distribution to stockholders of PHX, of all of the equity interests of its wholly-owned subsidiary, Pay-Plus Solutions, Inc., or the Pay-Plus spin-off, prior to completion of the planned acquisition of PHX by Performant, or the PHX acquisition, and (ii) our completion of the PHX acquisition, including the proposed sale of $80.0 million aggregate principal amount of convertible senior notes due 2020 and $50.0 million of shares of our common stock in separate public offerings, the aggregate net proceeds of which will be used to finance the acquisition consideration. Upon consummation of the PHX acquisition, PHX will be our wholly owned subsidiary. In addition, PHX’s wholly-owned subsidiary, Premier Healthcare Exchange West, Inc. will remain as a wholly-owned subsidiary of PHX after the PHX acquisition. Consideration for the PHX acquisition consists of $108.0 million in cash, subject to certain adjustments contemplated by the merger agreement, and $22.0 million of Performant’s common stock. In addition, we have agreed to pay to PHX’s stockholders an earnout payment of up to $19.1 million in cash contingent on PHX, on a stand-alone basis, generating specified levels of revenue for the year ending December 31, 2015. At the closing of the merger, we will deposit $13.0 million into escrow to partially secure our obligations with respect to the earnout.  We estimate that the total consideration to be paid in connection with the merger will be approximately $149.0 million, consisting of approximately $113.9 million in cash, including an approximately $5.9 million positive working capital adjustment, $22.0 million in shares of our common stock and an approximately $13.1 million earnout payment, which we estimate is the fair value of the earnout described above. The PHX acquisition is expected to close in February 2015, subject to various contingencies including our ability to obtain financing sufficient to fund the cash portion of the merger consideration.

The unaudited pro forma condensed combined financial data set forth below has been presented for informational purposes only. The unaudited pro forma condensed combined financial data set forth below is not necessarily indicative of what our financial position or results of operations actually would have been had PHX completed the Pay-Plus spin-off and had we completed the PHX acquisition as of the dates indicated. In addition, the unaudited pro forma condensed combined financial data does not purport to project the future financial position or operating results of the combined company. There were no transactions between us and PHX during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2014 and for the year ended December 31, 2013 assumes that the Pay-Plus spin-off and the PHX acquisition took place on January 1, 2013.  Our unaudited condensed consolidated statement of operations for the nine months ended September 30, 2014 has been combined with PHX’s unaudited consolidated statement of operations for this period after giving pro forma effect to the Pay-Plus spin-off. Our condensed consolidated statement of operations derived from audited financial statements for the year ended December 31, 2013 has been combined with PHX’s audited consolidated statement of operations for this period after giving pro forma effect to the Pay-Plus spin-off.  The unaudited pro forma condensed combined balance sheet as of September 30, 2014 assumes that the Pay-Plus spin-off and the PHX acquisition took place on September 30, 2014 and combines our September 30, 2014 unaudited condensed consolidated balance sheet with PHX’s September 30, 2014 unaudited consolidated balance sheet after giving pro forma effect to the Pay-Plus spin-off.

The historical consolidated financial data of PHX has been adjusted in the unaudited pro forma consolidated financial data of PHX to give effect to pro forma events that are (1) directly attributable to the Pay-Plus spin-off, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on PHX. Our historical consolidated financial data has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the PHX acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined financial data should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined information set forth below. In addition, the unaudited pro forma consolidated financial data was based on and should be read in conjunction with our historical consolidated financial statements and accompanying notes and the historical consolidated financial statements of PHX included in this Report on Form 8-K.

The unaudited pro forma condensed combined financial data has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP, which are subject to change and interpretation.  Performant has been treated as the acquiror in the PHX acquisition for accounting purposes. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial data. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial data does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the PHX acquisition, the costs to combine our operations with those of PHX or the costs necessary to achieve any of the foregoing cost savings, operating synergies and revenue enhancements. The unaudited pro forma condensed combined financial data also reflects the notes and common stock contemplated to be issued in connection with the PHX acquisition.

Performant Financial Corporation and Premier Healthcare Exchange, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2014

(In thousands, except per share amounts)

			Pro Forma		Pro Forma
			Adjustments		Adjustments
	Historical		Pay-Plus	Pro Forma	PHX		Pro Forma
	Performant	PHX	Spin-off	PHX	Acquisition		Combined
Revenues	$155,683	$68,388	$(27,668)	$40,720	$		$196,403
Operating expenses:
Salaries and benefits	71,236	17,401	(4,291)	13,110			84,346
Other operating expenses	56,304	32,280	(13,781)	18,499	5,684	A	80,487
Total operating expenses	127,540	49,681	(18,072)	31,609	5,684		164,833
Income from operations	28,143	18,707	(9,596)	9,111	(5,684)		31,570
Interest expense	(7,765)	(82)		(82)	(4,434)	B, C	(12,281)
Interest income		6		6			6
Income before provision for income taxes	20,378	18,631	(9,596)	9,035	(10,118)		19,295
Provision for income taxes	8,599	7,459	(3,833)	3,626	(4,009)	D	8,216
Net income	$11,779	$11,172	$(5,763)	$5,409	$(6,109)		$11,079
Net income per share
Basic	$0.24						$.18
Diluted	$0.24						$.18	F
Weighted average shares
Basic	48,641				12,204	E	60,825
Diluted	49,758				12,204	E	61,962

See the accompanying notes to the unaudited pro forma condensed combined financial data, which are an integral part of these statements. The pro forma adjustments are explained in Note 5 —Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations.

Performant Financial Corporation and Premier Healthcare Exchange, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2013

(In thousands, except per share amounts)

	Historical		Pro Forma Adjustments Pay-Plus	Pro Forma	Pro Forma Adjustments PHX		Pro Forma
	Performant	PHX	Spin-off	PHX	Acquisition		Combined
Revenues	$255,302	$52,664	$(9,893)	$42,771	$		$298,073
Operating expenses:
Salaries and benefits	96,762	17,962	(2,757)	15,205			111,967
Other operating expenses	85,671	26,291	(5,489)	20,802	7,579	A	114,052
Total operating expenses	182,433	44,253	(8,246)	36,007	7,579		226,019
Income from operations	72,869	8,411	(1,647)	6,764	(7,579)		72,054
Interest expense	(11,564)	(157)		(157)	(5,860)	B,C	(17,581)
Interest income	1	5		5			6
Income before provision for income taxes	61,306	8,259	(1,647)	6,612	(13,439)		54,479
Provision for income taxes	24,967	3,345	(662)	2,683	(5,325)	D	22,325
Net income	$36,339	$4,914	$(985)	$3,929	$(8,114)		$32,154
Net income per share
Basic	$0.77						$0.54
Diluted	$0.74						$0.49	F
Weighted average shares
Basic	47,492				12,204	E	59,696
Diluted	49,386				12,204	E	72,889	F

See the accompanying notes to the unaudited pro forma condensed combined financial data, which are an integral part of these statements. The pro forma adjustments are explained in Note 5 —Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations.

Performant Financial Corporation and Premier Healthcare Exchange, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2014

(In thousands, except per share amounts)

	Historical		Pro Forma Adjustments Pay-Plus	Pro Forma	Pro Forma Adjustments PHX		Pro Forma
	Performant	PHX	Spin-off	PHX	Acquisition		Combined
Assets
Current assets:
Cash and cash equivalents	$84,970	$17,274	$(5,788)	$11,486	$(7,655)	A	$88,801
Restricted cash (merger escrow)					13,000	A	13,000
Trading securities		1,602		1,602			1,602
Trade accounts receivable, net	16,654	6,683	(1,400)	5,283			21,937
Deferred income taxes	7,186	1,047	95	1,142			8,328
Prepaid expenses and other current assets	12,262	1,906	(237)	1,669			13,931
Income tax receivable	3,056	169	(113)	56			3,112
Debt issuance costs, current portion	1,004						1,004
Total current assets	125,132	28,681	(7,443)	21,238	5,345		151,715
Property, equipment, and leasehold improvements, net	26,681	2,165	(583)	1,582			28,263
Identifiable intangible assets, net	29,715	1,948	(49)	1,899	62,209	B	93,823
Goodwill	81,572	4,537		4,537	97,730	C	183,839
Debt issuance costs	2,045				2,761	D	4,806
Other assets	233	269	(9)	260			493
Total assets	$265,378	$37,600	$(8,084)	$29,516	$168,045		$462,939
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of notes payable	$8,939	$1,167	$	$1,167	$(1,167)	E	$8,939
Current portion of capital lease obligations		109		109	(109)	E
Accrued salaries and benefits	6,883	2,335	(422)	1,913	767	E	9,563
Accounts payable	2,442	2,044	(567)	1,477	2,100	F	6,019
Other current liabilities	5,167	7,807	(3,510)	4,297	1,001	E	10,465
Income taxes payable		277	(277)		11,112	G	11,112
Deferred revenue		716	(106)	610	(410)		200
Estimated liability for appeals	17,216						17,216
Net payable to client	13,987						13,987
Total current liabilities	54,634	14,455	(4,882)	9,573	13,294		77,501
Due to related party			2,468	2,468	(2,468)	H
Notes payable, net of current portion	105,311	583		583	(10,583)	I	95,311
Capital lease obligations, less current portion		124		124	(124)
Convertible debt					69,231	J	69,231
Earn-out payable					13,100	K	13,100
Deferred income taxes	10,976	632	(144)	488	29,022	L	40,486
Other liabilities	2,139						2,139
Total liabilities	$173,060	$15,794	$(2,558)	$13,236	$111,472		$297,768

Stockholders’ equity:
Series A Convertible Preferred Stock		3,145		3,145	(3,145)	M
Common stock	5						5
Additional paid-in capital	56,096	811	(6)	805	74,148	N	131,049
Retained earnings	36,217	17,850	(5,520)	12,330	(14,430)	O	34,117
Total stockholders’ equity	92,318	21,806	(5,526)	16,280	56,573		165,171
Total liabilities and stockholders’ equity	$265,378	$37,600	$(8,084)	$29,516	$168,045		$462,939

See the accompanying notes to the unaudited pro forma condensed combined financial data, which are an integral part of these statements. The pro forma adjustments are explained in Note 6 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.

1.              Description of Transaction

The PHX Acquisition

On January 28, 2015, we entered into a merger agreement with PHX, pursuant to which we agreed to acquire all of PHX’s outstanding equity interests through a merger of our wholly-owned subsidiary with PHX. Following the merger, PHX will be our wholly owned subsidiary. Prior to the closing of the PHX acquisition, PHX will spin-off its subsidiary, Pay-Plus Solutions, Inc., or Pay-Plus, which operates a separate business that we are not acquiring. In addition, PHX’s wholly-owned subsidiary, Premier Healthcare Exchange West, Inc. will remain as a wholly-owned subsidiary of PHX after the PHX acquisition. Consideration for the PHX acquisition consists of $108.0 million in cash, subject to certain adjustments contemplated by the merger agreement, and $22.0 million of our common stock. In addition, we have agreed to pay to PHX’s stockholders an earnout payment of up to $19.1 million in cash contingent on PHX, on a stand-alone basis, generating specified levels of revenue for the year ending December 31, 2015. At the closing of the merger, Performant will deposit $13.0 million into escrow to partially secure its obligations with respect to the earnout. Performant estimates that the total consideration to be paid in connection with the merger will be approximately $149.0 million, consisting of approximately $113.9 million in cash, including an approximately $5.9 million positive working capital adjustment, $22.0 million in shares of Performant’s common stock and an approximately $13.1 million Earnout payment, which Performant estimates is the fair value of the earnout described above.

Convertible Senior Notes

To finance a portion of the acquisition consideration, Performant expects to sell and issue an assumed $130.0 million aggregate principal amount of notes. Solely for purposes of the unaudited pro forma condensed combined financial data, it has been assumed that the notes will accrue interest at a rate equal to 4.0% per year, payable semi-annually, and mature on February 15, 2020, the maturity date. If the coupon is 50 basis points lower or higher (i.e., 3.5% or 4.5%) then Performant’s interest payable under the notes for the year ended December 31, 2013 and the nine-month period ended September 30, 2014 would have decreased or increased, as the case may be, by $400,000 and $300,000, respectively. Prior to August 15, 2019, the notes will be convertible only during certain periods and subject to certain circumstances. The notes will be convertible at any time on or after August 15, 2019 until the second scheduled trading day immediately prior to the maturity date of the notes.  Upon conversion of a note, Performant will satisfy its conversion obligation by paying or delivering, as the case may be, cash, shares of common stock or a combination of cash and shares of common stock together with a cash payment in lieu of delivering any fractional shares, at Performant’s election. The initial conversion rate will be determined in connection with the offering of such notes. The conversion rate will be subject to adjustment upon the occurrence of certain events. Performant cannot redeem the notes prior to the maturity date.

Common Stock

To finance a portion of the acquisition consideration, we expect to sell and issue an assumed $50 million of shares of our common stock. Solely for purposes of the unaudited pro forma condensed combined financial data, it has been assumed that the per share price of the common stock will be $5.90 per share (based on the closing price on January 27, 2015), with gross proceeds of $46.9 million after estimated underwriting discounts and commissions and offering expenses of approximately $3.1 million.

If Performant undergoes a fundamental change, subject to certain conditions, holders may require Performant to repurchase for cash all or part of the notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date.

Performant intends to use all of the net proceeds from this offering to fund the initial cash consideration payable in connection with the PHX acquisition, which Performant estimates at $113.9 million, and to fund a $13.0 million escrow deposit related to future potential earnout payments under the PHX merger agreement.

Neither this offering of common stock nor the concurrent offering of convertible senior notes are conditioned upon the completion of the PHX acquisition and there can be no assurance that the PHX acquisition will be completed. If the PHX acquisition is not completed, then pursuant to the terms of our senior secured credit facility, we are required to apply all of the net proceeds from the sale of shares of our common stock pursuant to this offering and the sale of our convertible senior notes in our concurrent convertible notes offering and, if necessary, other cash on hand, to repay in full all of our outstanding obligations under our senior secured credit facility.

2. Basis of Presentation

In connection with the PHX acquisition, PHX will spin off its wholly-owned subsidiary, Pay-Plus Solutions, Inc., or Pay-Plus, pursuant to a Distribution and Separation Agreement entered into on January 28, 2015.  Accordingly, Performant has presented historical financial statements of PHX consolidating Pay-Plus together with a pro forma adjustment giving effect to the Pay-Plus spin-off. The unaudited pro forma condensed combined financial data was prepared using the acquisition method of accounting and was based on Performant’s historical financial statements and those of PHX. Performant is not currently aware of any significant accounting policy differences between us and PHX, but as further information becomes available such policy differences may be identified and could result in significant differences from the unaudited condensed combined pro forma financial statements. Certain amounts on the PHX statement of income have been reclassified to conform to Performant’s statement of operations presentation.

The acquisition method of accounting is based on Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, which uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures.

ASC Topic 805 requires, among other things, that assets and liabilities acquired be recognized at their fair values as of the acquisition date. Performant’s financial statements issued after completion of the PHX acquisition will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in these unaudited pro forma condensed combined financial statements. In addition, ASC Topic 805 establishes that the consideration transferred be measured at the closing date of the PHX acquisition at the then-current fair value, which will likely result in acquisition consideration that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

ASC Topic 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers unrelated to us in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Performant may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Performant’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805, acquisition-related transaction costs (such as advisory, legal, valuation, other professional fees) are not included as a component of acquisition consideration and are excluded from the unaudited pro forma condensed combined statements of operations. Such costs will be expensed in the historical statements of operations in the periods incurred. Performant expect to incur total acquisition-related transaction costs of approximately $2.1 million and PHX expects to incur total acquisition-related transaction costs of approximately $0.5 million, for a total of $2.6 million, with an estimated after tax impact on net income of $1.6 million. As discussed in Note 6, the liabilities related to these costs have been included in the unaudited pro forma condensed combined balance sheet as of September 30, 2014.

3. Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the PHX acquisition:

Estimated Acquisition Consideration	(In thousands)
Cash at Closing	$108,000
Common Stock	22,000
Preliminary Estimate of Present Value of Earnout	13,100
Net working capital adjustment	5,896
Estimated purchase price consideration	$149,086

4. Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by us in the acquisition, reconciled to the estimate of consideration expected to be transferred:

Estimate of Assets Acquired and Liabilities Assumed	(In thousands)
Financial assets	$18,729
Trade accounts receivable	5,283
Deferred income taxes	1,142
Other assets	1,985
Property, equipment, and leasehold improvements, net	1,582
Accounts payable	(1,477)
Accrued salaries and benefits	(2,680)
Other current liabilities	(5,498)
Income taxes payable	(11,112)
Deferred tax liability	(488)
Estimated recognized value of assets acquired and liabilities assumed as of September 30, 2014	7,466
Adjustments:
Identifiable intangible assets	64,108
Deferred tax liability	(24,755)
Goodwill	102,267
Net assets acquired	$149,086

The preliminary valuation of assets acquired and liabilities assumed for the purposes of these unaudited pro forma condensed combined financial statements was primarily limited to the identification and valuation of intangible assets. Performant believe this was an appropriate approach based on a review of similar acquisitions, which indicated that the most significant and material portion of the purchase price would be allocated to identifiable intangible assets. Performant will continue to refine Performant’s identification and valuation of assets to be acquired and the liabilities to be assumed as further information becomes available. The goodwill recognized represents the excess of acquisition consideration over the estimated value of the net assets to be acquired.

The following is a discussion of the adjustments made to PHX’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements:

Identifiable Intangible Assets

At the PHX acquisition date, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents their highest and best use. Based on internal assessments as well as discussions with PHX, Performant identified the following significant intangible assets: customer relationships, developed technology, trademarks & trade name, and covenants not to compete. For purposes of these unaudited pro forma condensed combined financial statements, the fair value of these intangible assets has been determined primarily through the use of industry benchmarking, which estimates the value of the intangible assets based on recent comparable transactions within Performant’s industry.

At this time, Performant does not have sufficient information as to the amount, timing and risk of the estimated future cash flows needed to perform a final valuation of customer relationships, developed technology, trademarks & trade name, and covenants not to compete. Some of the more significant assumptions inherent in the development of estimated cash flows, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, expenses, working capital, and capital expenditures) and the discount rate selected to measure the risks inherent in the projections of future cash flows. However, for the purposes of these unaudited pro forma condensed combined financial statements, using currently available information, and certain other high-level assumptions, the fair value of the identifiable intangible assets were estimated by Performant’s management to be as follows: customer relationships of $44.7 million, with a useful life of 10 years; developed technology of $14.9 million, with a useful life of 8 years; trademarks & trade name of $3.0 million, with a useful life of 4 years; and covenants not to compete of $1.5 million, with a useful life of 3 years

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying pro forma condensed combined financial statements. Once Performant has full access to the specifics of PHX’s operations, additional insight will be gained that could impact: (1) the intangible assets identified; (2) the estimated total value assigned to intangible assets; and (3) the estimated useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to us only upon access to additional information and/or changes in such factors that may occur prior to the effective time of the acquisition. For each $10 million change in the fair value of identifiable intangible assets, there could be an annual change in amortization expense — increase or decrease — of approximately $1.1 million ($280 thousand per quarter), assuming a weighted-average useful life of 9 years.

Other Assets/Liabilities

Adjustments to PHX’s remaining assets and liabilities may also be necessary, however at this time Performant has limited knowledge as to the specific details and nature of those assets and liabilities necessary in order to make adjustments to those values. However, since the majority of the remaining assets and liabilities are current assets and liabilities, Performant believe that the September 30, 2014 PHX book values for these assets represent reasonable estimates of fair value or net realizable value, as applicable. In addition, certain adjustments were made to current assets and liabilities to account for changes expected to occur prior to closing.

Goodwill

Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the fair value of the assets acquired and liabilities assumed. Existing goodwill presented in the pro forma PHX balance sheet has been eliminated. Goodwill is not amortized but rather subject to an annual fair value impairment test.

5. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations:

(A) Intangible Amortization — To reflect amortization of acquired definite-lived intangible assets based on their preliminary estimated fair values as discussed in footnote 4 with an average estimated useful life of 9-years. Also, see (B) in Note 6 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet.

(B) Interest Expense — To reflect interest expense on the assumed $80.0 million aggregate principal amount of convertible senior notes expected to be issued in conjunction with the PHX acquisition. The convertible senior notes have a 5 year maturity unless earlier repurchased or converted, and solely for the purposes of the unaudited pro forma condensed financial information, we have assumed a coupon rate of 4.0% (cash interest). In addition, the convertible senior notes are expected to be accounted for using the cash conversion guidance, which calls for the accretion of an equity discount over the term of the convertible senior notes, with the offset to interest expense. Following is a summary of the two elements of interest expense for the notes:

	Year Ended December 31, 2013	Nine Months Ended September 30, 2014
	(in thousands)
Cash interest	$3,200	$2,400
Equity component amortization	2,032	1,560
Total	$5,232	$3,960

C) Debt Issuance Costs — To reflect the amortization of costs expected to be incurred to issue the notes in connection with the PHX acquisition using the effective interest method. Amortized debt issuance costs are estimated to be $628,000 and $474,000 for the year ending December 31, 2013 and nine month period ending September 30, 2014, respectively.

(D) Tax on pro-forma adjustments — To reflect the tax benefit related to the pro-forma adjustments described in notes A, B, and C above, assuming a statutory tax rate of 39.6%.

(E) Issuance of Common Stock — For the purpose of computing pro forma basic and diluted earnings per share, the $50.0 million sale of common stock was assumed to be at a price per share of $5.90 (based on the closing price on January 27, 2015), resulting in the issuance of 8,475,000 shares. In addition, under the terms of the merger agreement, $22.0 million of the merger consideration is to be paid through the issuance of our common stock, with the value of each share of common stock based on the lesser of (i) average closing price during the 60 trading days ending two trading days prior to the closing date of the acquisition or (ii) the offering price per share of the shares in this offering. Solely for the purposes of the pro-forma earnings per share, the price of our common stock used to calculate the shares assumed to be issued is $5.90 per share of common stock (based on the closing price on January 27, 2015), resulting in the issuance of 3,729,000 shares.

(F) Earnings Per Share — Earnings per share are calculated using the “if-converted” method.  Under the “if-converted” method, interest expense recognized on the convertible debt, adjusted for the income tax effect, is added back to the numerator, and the convertible debt is assumed to have been converted to shares at the beginning of the period.  In applying the if-converted method, conversion should not be assumed for purposes of computing diluted EPS if the effect would be antidilutive.  Following is the calculation of the “if-converted” method assuming a convertible offering amount of $80.0 million, Performant’s stock price of $5.90 based on the closing share price at January 27, 2015, and a conversion premium of 20% resulting in an initial conversion price of $7.08 per share:

“If-converted” EPS for the 9 months ended September 30, 2014

	Per Pro-forma	(in thousands except per share amounts)
	without if-converted	Interest	Tax	Convert shares	If-converted
Earnings	$11,079	4,434	(1,757)		$13,756
Shares	61,941			11,299	73,261
Diluted EPS	$0.18				$0.19	Antidilutive

“If-converted” EPS for the 12 months ended December 31, 2013

	Per Pro-forma	(in thousands except for per share amounts)
	without if-converted	Interest	Tax	Convert shares	If-converted
Earnings	$32,154	5,860	(2,322)		$35,692
Shares	61,569			11,299	72,868
Diluted EPS	$0.52				$0.49	Dilutive

6. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet:

(A) Cash adjustments — Pro-forma adjustments to cash are as follows:

in thousands
Estimated cash proceeds from issuance of convertible notes	$76,809
Estimated cash proceeds from issuance of common stock	46,881
Repayment of principal to Performant’s existing lenders upon convertible issuance	(10,000)
Cash consideration paid as part of base amount of $130.0 million	(108,000)
Estimated cash consideration paid as part of working capital adjustment	(5,986)
Payment of $13.0 million into Earnout Escrow Account per terms of Merger Agreement	(13,000)
Repayment of PHX notes-payable occurred after September 30, 2014	(1,750)
Buyout of PHX capital lease is expected prior to closing	(233)
Estimated proceeds from exercise of options by PHX holders prior to transaction	3,124
Cash dividend from PHX subsidiary Pay-Plus to parent PHX prior to Pay-Plus spinoff prior to closing	4,500
Total	$(7,655)

(B) Intangible Assets — To reflect the elimination of the historical PHX intangible asset balance of $1,899 and to reflect the preliminary fair values of intangible assets acquired of $64,108. The estimated fair values and the related useful lives of the intangible assets acquired are considered preliminary and are subject to change. Accordingly, the estimates related to deferred taxes discussed at (L) below are also subject to change. Changes in the fair value or useful lives of the acquired intangible assets may be material. Determination of the estimated useful lives of the customer relationships, developed technology, trademarks & trade name, and covenants not to compete assets were based on comparable industry data. The intangible assets are being amortized using the straight-line method.

(C) Goodwill — To reflect the preliminary estimate of goodwill of $102.3 million, offset by the elimination of $4.5 million of existing goodwill on the PHX balance sheet.

(D) Debt issuance costs — Total issuance costs of $3.2 million are comprised of underwriting fees and discounts of $2.6 million and estimated direct and incremental costs related to the issuance of the notes of $0.6 million.  Under the cash conversion guidance, the convertible offering has a debt component and an equity component.  Accordingly, the issuance costs have been allocated between debt issuance costs and equity issuance costs, with $2.8 million allocated to debt issuance costs.

(E) Working capital adjustments — To reflect anticipated pre-close transactions at PHX, including retirement of current maturities of notes payable and capital lease obligations, accrual of bonus payments, accounting and legal fees, and litigation expense.

(F) Diligence costs — To reflect the estimated costs of due diligence expense over and above convertible issuance costs.

(G) Income tax payable  — To reflect the increase in estimated taxes payable, mainly for the pre-close spin-off of PHX subsidiary Play-Plus at $16.0 million, net of the estimated tax benefit of pre-closing restricted stock units and option exercises of $4.9 million.

(H) Due to Related Party — To reflect anticipated pre-closing retirement of the $2.5 million payable to Play-Plus via dividend of an equivalent amount from the subsidiary to PHX.

(I) Notes payable — To reflect Performant’s payment of $10.0 million to Performant’s existing lenders upon the issuance of the convertible notes per the terms of the senior secured credit facility.

(J) Liability portion of convertible notes — To reflect the issuance of the assumed $80 million aggregate principal amount of 4.0% convertible notes used to finance a portion of the acquisition consideration.  In accordance with the cash conversion accounting guidance, the convertible offering has liability and equity components, with the liability component determined by estimating the fair value of a similar liability that does not have an associated equity component.  Performant estimated the present value of such liability to be $69.2 million.

(K) Earn-out payable — To reflect the preliminary estimate of $13.1 million for the fair value of the earnout. In connection with the PHX acquisition, Performant has agreed to pay additional consideration in the form of a cash earnout of up to $19.1 million. The earnout is payable based on the achievement of certain targets for the pro forma revenue of PHX for the full year ending December 31, 2015. No earnout payment is due if PHX’s pro forma revenues for the full year ending December 31, 2015 are less than $64.0 million. The earnout payment is approximately $6.9 million based on pro forma revenue of $64.0 million, gradually increasing in amount based on pro forma revenues in excess of $64.0 million. The earnout payment is capped at $19.1 million once PHX’s, stand alone,  revenues reach $78.2 million. At the closing of the PHX acquisition, Performant will deposit $13.0 million into escrow, to partially secure Performant’s obligation to make the earnout payment to PHX’s stockholders and if Performant’s earnout payment obligation is less than the amount on deposit, the excess will be refunded to us.

(L) Deferred income taxes — To reflect deferred tax liabilities of $29.0 million as follows:

in thousands
Deferred taxes related to intangible assets	$24,755
Deferred taxes related to equity discount on convertible debt	4,267
Total	$29,022

(M) Preferred stock — To reflect the retirement of PHX preferred stock per the terms of the merger agreement.

(N) Additional paid-in capital — To reflect the following equity transactions in connection with the PHX acquisition:

(in thousands)
Estimated gross proceeds from sale of common stock	$50,000
Estimated underwriter discounts and commissions	(2,750)
Estimated other offering expenses of sale of common stock	(369)
Fair value of equity issued as purchase consideration	22,000
Equity component of convertible offering	10,769
Issuance costs, commissions and discounts associated with the equity component	(430)
Deferred tax liability on equity component of convertible	(4,267)
Eliminate PHX APIC	(805)
Total	$74,148

(O) Retained earnings — To eliminate PHX’s historical retained earnings of $12.3 million.

Pro-forma adjustments to retained earnings are as follows:

(in thousands)
Book Performant diligence expenses	$(2,100)
Eliminate PHX retained earnings	(12,330)
Total	$(14,430)